MARINEMAX PROMOTES EXECUTIVE OFFICERS

~ Promotes Brett McGill to Chief Operating Officer and Chuck Cashman to Chief Revenue Officer ~

CLEARWATER, FL, September 20, 2016 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced that the Company’s Board of Directors has promoted Brett McGill to Chief Operating Officer and Chuck Cashman to Chief Revenue Officer, both effective October 1, 2016.

Mr. Brett McGill has served as Executive Vice President Operations since October 1, 2015 after serving as Vice President of West Operations since May 2012. Previously, Mr. McGill served as one of the Company’s Regional Presidents from May 2006 to 2012. Mr. McGill began his career with MarineMax at its formation in 1998 and served in several roles with the Company in positions that included Director of Information Services and eventually Vice President of Information Technology, Service and Parts, before moving into broader operational roles. Mr. McGill began his professional career at a software development firm.

Mr. Cashman has served as Executive Vice President Sales, Marketing and Manufacturer Relations since October 1, 2015 after serving as Vice President of East Operations of the Company since May 2012. Since joining a predecessor to MarineMax in 1992, Mr. Cashman has held several positions of increasing responsibility within the Company, including Sales Consultant, Sales Manager, General Manager, District Manager, and Regional President. Prior to joining the Company, Mr. Cashman was involved in commercial and residential construction management.

“The growth and contributions from Brett and Chuck have continued to evolve as they have been able to leverage their many years of experience at the Company with increasing roles of responsibility,” stated, William H. McGill, Jr., Chairman, President and Chief Executive Officer of the Company. “Their passion for the industry and specific skillsets have contributed to the streamlining of our operations and to our ongoing success. They have demonstrated the ability to build successful teams and have done an outstanding job in overseeing the management of our stores and operations. Along with other key management members, they have helped to drive the significant progress we have made over the past few years and thus far in 2016. In their new and expanded roles, we are confident that they will utilize their experiences, leadership skills and strengths across all of MarineMax as we strive to deliver even greater results and enhanced performance in the years to come.”

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Scout, Sailfish, Sea Pro, Scarab Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 56 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands.  MarineMax is a New York Stock Exchange-listed company.  For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include Mr. McGill’s and Mr. Cashman’s utilization of their experiences, leadership skills and strengths across all of the Company as the Company strives to deliver even greater results and enhanced performance in the years to come. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. Abbey Heimensen Public Relations 727.531.1700	Brad Cohen — Investor Relations Integrated Corporate Relations, Inc. 203.682.8211 Susan Hartzell – Media Contact Integrated Corporate Relations, Inc. 203.682.8238

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